Exhibit 99.1

VIVUS Reports Third Quarter 2018 Financial Results

Company to host conference call today at 4:30pm ET

CAMPBELL, CA., November 1, 2018 - VIVUS, Inc. (NASDAQ: VVUS) (the “Company”), a specialty pharmaceutical company committed to the development and commercialization of innovative therapies focusing on treatments for patients with serious unmet medical needs, today reported financial results for the quarter ended September 30, 2018 and provided a business update.

“Our third quarter 2018 results are the first full quarter under our newly integrated management team and we are pleased with our improved financial performance,” said John Amos, Chief Executive Officer at VIVUS. “Earlier this year, we announced a set of initiatives geared toward executing on our business strategy to improve our financial structure and commercial opportunities. During the quarter, we continued to implement these initiatives with a focus on growing product revenues and recurring EBITDA. The repayment of $8.574 million of convertible debt, saving us approximately $2 million of principal and interest through May 2020, and regaining Nasdaq listing compliance are recent achievements. Going forward, our primary areas of focus are relaunching PANCREAZE under the VIVUS brand, improving sales and marketing for Qsymia, identifying capital and development partners for VI-0106, pursuing cash flow generating acquisitions, and continuing to address our financial structure.”

Recent Business Highlights

•                  Addition of two new members to the Board of Directors

In October 2018, VIVUS announced the appointments of Karen Ferrell and Edward A. Kangas to VIVUS’ board of directors. With these appointments, VIVUS’ board of directors expands to nine members in total.

•                  Retirement of $8.574 million of its Convertible Notes due 2020

In October 2018, VIVUS repurchased $8.574 million of its convertible notes due May 2020 at a discount to par plus accrued and unpaid interest. The repurchase of the notes is expected to save the Company approximately $2 million in principal and interest between the transaction date and the due date.

•                  1-for-10 reverse stock split and regaining compliance with Nasdaq Listing Requirements

In September 2018, VIVUS’ stockholders approved the Company’s 1-for-10 reverse stock split and shares began trading on a split adjusted basis on September 11, 2018. In addition, Nasdaq notified the Company that it had achieved compliance with the minimum bid price rule and is in compliance with other applicable requirements required for continued listing on The Nasdaq Capital Market.

Financial Results

Revenue consisted of the following:

	(In thousands) Three Months Ended
	September 30,
	2018	2017
Qsymia net product revenue	$9,737	$9,911
PANCREAZE net product revenue	6,747	—
License and milestone revenue	—	2,500
Supply revenue	478	2,133
Royalty revenue	1,126	649
Total revenue	$18,088	$15,193

Total revenue for the third quarter of 2018 was $18.1 million, an increase of 19% compared to $15.1 million during the same period in 2017.

Qsymia net product revenue was $9.7 million and $9.9 million in the third quarters of 2018 and 2017, respectively.  The slight decrease was primarily due to a decrease in shipments to 86,000 units in the third quarter of 2018 as compared to 92,000 units in 2017.  Approximately 89,000 and 97,000 Qsymia prescriptions were dispensed in the third quarters of 2018 and 2017, respectively. Sales of Qsymia tend to be significantly impacted by seasonality and future sales of Qsymia could differ materially from third quarter results.

PANCREAZE net product revenue was $6.7 million in the third quarter of 2018. VIVUS acquired PANCREAZE in June 2018 and the third quarter of 2018 represents the Company’s first full quarter of PANCREAZE revenue.  During this period, the Company shipped 34,000 units of PANCREAZE.  Future PANCREAZE net product revenues will be negatively impacted by higher fees as VIVUS takes over supply chain management and potential promotional strategies, including the issuance of discount coupons.

Total cost of goods sold excluding amortization was $3.5 million and $3.4 million in the third quarters of 2018 and 2017, respectively.

Amortization of intangible assets was $3.6 million and $91,000 in the third quarters of 2018 and 2017, respectively. The increase was due to the amortization of costs capitalized with the acquisition of PANCREAZE.

Research and development expense was $2.1 million and $0.9 million in the third quarters of 2018 and 2017, respectively. Research and development expenses were impacted by increased development efforts of VI-0106 for the treatment of pulmonary arterial hypertension, specifically the Phase 1 pharmacokinetic study and continued formulation efforts.  VIVUS also assumed post marketing requirements from Janssen as part of the acquisition of PANCREAZE. VIVUS expects research and development expenses to increase in connection with initiation of enrollment in the Qsymia adolescent safety and efficacy study (OB-0403) beginning in the first quarter of 2019.

General and administrative expense was $5.4 million and $5.6 million for the third quarters of 2018 and 2017, respectively. The decrease was primarily due to control of expenses and financial discipline.  VIVUS expects general and administrative expenses to slightly increase as the Company continues the integration of PANCREAZE activities.

Selling and marketing expense for the commercialization of Qsymia totaled $3.1 million and $2.8 million in the third quarters of 2018 and 2017, respectively.  The small increase was due to the refinement of the company’s marketing and promotional programs. VIVUS expects to increase commercialization efforts for PANCREAZE, including potential additions to its field force and potential administrative, partnering and promotional activities.

Total interest and other expense was $9.6 million and $8.4 million for the third quarters of 2018 and 2017, respectively. On an annual basis, after our October repurchase of $8.574 million of convertible notes, we will make payments of approximately $19.6 million on our convertible and senior secured notes.

Net loss for the third quarter of 2018 was $9.2 million, as compared to $6.0 million in the third quarter of 2017.  Cash, cash equivalents and available-for-sale securities were $115.1 million at September 30, 2018.

Non-GAAP EBITDA for the third quarter of 2018 was $4.8 million, as compared to $0.8 million, excluding one-time license fees, in the third quarter of 2017.

Conference Call Details

VIVUS will hold a conference call and an audio webcast to provide a business update and to discuss the 2018 third quarter financial results today, November 1, 2018, beginning at 4:30PM Eastern Time. Investors may listen to this call by dialing toll-free 1-877-359-2916 in the U.S. and 1-224-357-2386 from outside the U.S.  The audience passcode is 3792846.  A webcast replay will be available for 30 days and may be accessed at http://ir.vivus.com/events-and-presentations.

About Qsymia

Qsymia is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established.  The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

For more information about Qsymia, please visit www.Qsymia.com.

Important Safety Information for Qsymia

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors; or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy.  If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About PANCREAZE

PANCREAZE is a prescription medicine used to treat people who cannot digest food normally because their pancreas does not make enough enzymes due to cystic fibrosis or other conditions.  PANCREAZE may help your body use fats, proteins, and sugars from food.  PANCREAZE contains a mixture of digestive enzymes including lipases, proteases, and amylases from pig pancreas.  PANCREAZE is safe and effective in children when taken as prescribed by your doctor.

IMPORTANT SAFETY INFORMATION

What is the most important information I should know about PANCREAZE?

•                  PANCREAZE may increase your chance of having a serious, rare bowel disorder called fibrosing colonopathy that may require surgery.

•                  The risk of having this condition may be reduced by following the dosing instructions that your healthcare provider gave you.

Call your doctor right away if you have any unusual or severe stomach area (abdominal) pain, bloating, trouble passing stool (having bowel movements), nausea, vomiting, or diarrhea.

Take PANCREAZE exactly as prescribed by your doctor.  Do not take more or less PANCREAZE than directed by your doctor.

What are the possible side effects of PANCREAZE?

PANCREAZE may cause serious side effects, including:

•                  A rare bowel disorder called fibrosing colonopathy.

•                  Irritation of the inside of your mouth.  This can happen if PANCREAZE is not swallowed completely.

•                  Increase in blood uric acid levels.  This may cause worsening of swollen, painful joints (gout) caused by an increase in your blood uric acid levels.

•                  Allergic reactions including trouble with breathing, skin rashes, or swollen lips.

Call your doctor right away if you have any of these symptoms.

The most common side effects include pain in your stomach (abdominal pain) and gas.

Other possible side effects: PANCREAZE and other pancreatic enzyme products are made from the pancreas of pigs, the same pigs people eat as pork.  These pigs may carry viruses. Although it has never been reported, it may be possible for a person to get a viral infection from taking pancreatic enzyme products that come from pigs.

These are not all the side effects of PANCREAZE.  Talk to your doctor about any side effect that bothers you or does not go away.

You may report side effects to FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

What should I tell my doctor before taking PANCREAZE?

Tell your doctor if you:

•                  are allergic to pork (pig) products.

•                  have a history of blockage of your intestines, or scarring or thickening of your bowel wall (fibrosing colonopathy).

•                  have gout, kidney disease, or high blood uric acid (hyperuricemia).

•                  have trouble swallowing capsules.

•                  have any other medical condition.

•                  are pregnant or plan to become pregnant.

•                  are breast-feeding or plan to breast-feed.

Tell your doctor about all the medicines you take, including prescription and nonprescription medicines, vitamins, and herbal supplements.

The Product Information and Medication Guide for PANCREAZE is available at www.pancreaze.com.

About STENDRA/SPEDRA (Avanafil)

STENDRA® (avanafil) is approved in the U.S. by the FDA for the treatment of erectile dysfunction.  Metuchen Pharmaceuticals LLC has exclusive marketing rights to STENDRA in the U.S., Canada, South America and India.

STENDRA is available through retail and mail order pharmacies.

SPEDRA™, the trade name for avanafil in the EU, is approved by the EMA for the treatment of erectile dysfunction in the EU.  VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC).  VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries.  VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.STENDRA.com.

Important Safety Information for STENDRA

STENDRA® (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity.  If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work.  Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision.  It is not possible to determine whether these events are related directly to these medicines or to other factors.  If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA.  It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors.  If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away.  If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion. Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a specialty pharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs.  For more information about the Company, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value; risks and uncertainties related to our ability to address or potentially reduce our outstanding balance of the convertible notes due in 2020; risks and uncertainties related to our expected future revenues, operations and expenditures; risks and uncertainties related to our ability to identify and acquire development and cash flow generating assets; risks and uncertainties related to the timing, strategy, tactics and success of the marketing and sales of PANCREAZE; risks and uncertainties related to our commercialization of PANCREAZE as a new product and our recently changed management team initiating the commercialization of PANCREAZE; risks and uncertainties related to our, or our partner’s, ability to successfully commercialize Qsymia; risks and uncertainties related to our ability to successfully develop or acquire a proprietary formulation of tacrolimus as a precursor to the clinical development process, including our ability to identify capital and development partners; risks and uncertainties related to our ability to identify, acquire and develop new product pipeline candidates; risks and uncertainties related to our ability to develop a proprietary formulation and to demonstrate through clinical testing the quality, safety, and efficacy of our current or future investigational drug candidates; risks and uncertainties related to the timing, strategy, tactics and success of the commercialization of STENDRA (avanafil) by our sublicensees; risks and uncertainties related to our ability to successfully complete on acceptable terms, and on a timely basis, avanafil partnering discussions for territories under our license with MTPC in which we do not have a commercial collaboration; risks and uncertainties related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; and risks and uncertainties related to the impact, if any, of changes to our Board of Directors and senior management team. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2017 as filed on March 14, 2018, and as amended by the Form 10-K/A filed on April 26, 2018, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	David Carey
Chief Financial Officer	dcarey@lazarpartners.com
oki@vivus.com	212-867-1768
650-934-5200

VIVUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	September 30,	December 31,
	2018	2017
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$58,022	$66,392
Available-for-sale securities	57,096	159,943
Accounts receivable, net	23,625	12,187
Inventories	21,603	17,712
Prepaid expenses and other current assets	7,744	7,178
Total current assets	168,090	263,412
Property and equipment, net	381	542
Intangible and other non-current assets	137,918	1,014
Total assets	$306,389	$264,968
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,483	$10,072
Accrued and other liabilities	31,924	21,475
Deferred revenue	2,159	2,075
Current portion of long-term debt	—	5,147
Total current liabilities	38,566	38,769
Long-term debt, net of current portion	300,182	230,536
Deferred revenue, net of current portion	3,686	4,674
Non-current accrued and other liabilities	258	327
Total liabilities	342,692	274,306
Commitments and contingencies
Stockholders’ deficit:
Preferred stock; $.001 par value; 5,000 shares authorized; no shares issued and outstanding at September 30, 2018 and December 31, 2017	—	—
Common stock; $.001 par value; 200,000 shares authorized; 10,628 and 10,603 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	11	11
Additional paid-in capital	840,100	834,824
Accumulated other comprehensive loss	(399)	(608)
Accumulated deficit	(876,015)	(843,565)
Total stockholders’ deficit	(36,303)	(9,338)
Total liabilities and stockholders’ deficit	$306,389	$264,968

VIVUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Net product revenue	$16,484	$9,911	$39,366	$36,049
License and milestone revenue	—	2,500	—	7,500
Supply revenue	478	2,133	3,203	8,064
Royalty revenue	1,126	649	2,379	1,819
Total revenue	18,088	15,193	44,948	53,432

Operating expenses:
Cost of goods sold (excluding amortization)	3,484	3,423	9,400	12,798
Amortization of intangible assets	3,638	91	5,002	453
Selling, general and administrative	8,456	8,388	30,235	31,449
Research and development	2,102	865	5,547	4,059
Total operating expenses	17,680	12,767	50,184	48,759

Income (loss) from operations	408	2,426	(5,236)	4,673

Interest expense and other expense, net	9,595	8,412	27,162	25,112
Loss before income taxes	(9,187)	(5,986)	(32,398)	(20,439)
Provision for (benefit from) income taxes	36	8	52	(3)
Net loss	$(9,223)	$(5,994)	$(32,450)	$(20,436)

Basic and diluted net loss per share:	$(0.87)	$(0.57)	$(3.06)	$(1.93)
Shares used in per share computation:
Basic and diluted	10,628	10,583	10,617	10,567

VIVUS, INC.

GAAP to NON-GAAP RECONCILIATION

NET LOSS to EBITDA

(In thousands)

(Unaudited)

A reconciliation between net loss on a GAAP basis and non-GAAP EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss	$(9,223)	$(5,994)	$(32,450)	$(20,436)
Adjustments:
Interest expense and other expense, net	9,595	8,412	27,162	25,112
Depreciation of fixed assets	64	64	195	203
Amortization of intangible assets	3,638	91	5,002	453
Share-based compensation expense	676	753	2,650	2,221
Provision for (benefit from) income taxes	36	8	52	(3)
Non-GAAP EBITDA	$4,786	$3,334	$2,611	$7,550
Non-recurring revenue	—	(2,500)	—	(7,500)
Non-GAAP Recurring EBITDA	$4,786	$834	$2,611	$50

Use of Non-GAAP Financial Measures

We supplement our condensed consolidated financial statements presented on a GAAP basis by providing an additional measure which is considered non-GAAP under applicable SEC rules. We believe that the disclosure of this non-GAAP measure provides investors with additional information that reflects the basis upon which our management assesses and operates our business. This non-GAAP financial measure is not in accordance with GAAP and should not be viewed in isolation or as a substitute for GAAP net loss and is not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

We define non-GAAP EBITDA as net loss before interest and other expense, depreciation of fixed assets, amortization of intangible assets, share-based compensation expense and provision for or benefit from income taxes. We define non-GAAP Recurring EBITDA as non-GAAP EBITDA adjusted for certain non-recurring revenues and expenses, such as non-recurring milestone revenues and non-recurring restructuring costs. Management believes that non-GAAP EBITDA is a meaningful indicator of our performance and provides useful information to investors regarding our results of operations and financial condition.